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                                                                   EXHIBIT 10(b)

                     ASHWORTH, INC. AND GERALD W. MONTIEL
                        PERSONAL SERVICES AGREEMENT AND
             ACKNOWLEDGMENT OF TERMINATION OF EXECUTIVE EMPLOYMENT

     THIS AGREEMENT effective December 31, 1998, is made and entered into by and between ASHWORTH, INC. (the "Company") and GERALD W. MONTIEL ("Montiel").

     WHEREAS, the Company and Montiel wish to terminate Montiel's employment by the Company effective December 31, 1998, pursuant to the terms and conditions of the Executive Employment Agreement between the Company and Montiel dated January 1, 1995, a copy of which is attached hereto as Exhibit A (the 1995 Agreement); and

     WHEREAS, the Company and Montiel wish, instead, to enter into a personal services agreement effective December 31, 1998;

     NOW, THEREFORE, the parties hereto acknowledge and agree as follows:

     1.  Termination and Resignation.  Montiel and the Company hereby mutually
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agree that Montiel's employment as Chairman of the Board is terminated pursuant to the terms and conditions of the 1995 Agreement effective December 31, 1998. Montiel hereby resigns as an officer and a director of the Company effective December 31, 1998.

     2.  Retention.  Montiel is hereby retained as a consultant effective
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December 31, 1998, pursuant to the terms and conditions set forth below, which terms and conditions supersede the employment terms and conditions of the 1995 Agreement.

     3.  Term.  The Agreement for Montiel's personal services as a consultant
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shall become effective on December 31, 1998, and continue for a term of five years, provided, however, that either party may terminate the terms and conditions related to Montiel's personal services as a consultant at any time upon thirty days' written notice.

     4.  Services.  Upon reasonable request of the Company's Chief Executive
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Officer as requested by the Board of Directors and availability of Montiel,
Montiel shall work with the Company's Chief Executive Officer and staff as a special consultant to the Board to visualize and identify Company direction and evolve brand image, attend Board of Directors meetings, provided, however, that Montiel shall not be required to provide such services for more than 30 days in any 12-month period during the term of this Agreement. To the extent required in order for Montiel to provide the requested services, the Company will provide the hardware and technical links from Montiel's home office to the Company.

     5.  Compensation.  The Company shall pay Montiel $1,000 for each day he
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agrees to and does provide services to the Company, as more fully described below. If Montiel is elected or appointed a director or officer of the Company during the term of this Agreement, Montiel shall serve in such capacity or capacities without further compensation; but nothing herein shall be construed as requiring the Company or anyone else, to cause the election or appointment of Montiel as such director or officer.
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     6.  Health and Hospital Insurance.  The Company shall continue to provide
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Montiel with health insurance through December 31, 1999, pursuant to the terms of the 1995 Agreement.

     7.  Life Insurance.  The Company shall maintain life insurance in the
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amount of $2,000,000, through December 31, 1999, pursuant to the terms of the
1995 Agreement. Upon expiration of this Agreement, and at Montiel's election, the ownership of such life insurance shall be transferable to Montiel upon his payment to the Company of one-half of the then cash value, if any, of such insurance. Additionally, upon payment by Montiel to the Company of one-half of the December 31, 1999, cash value of a split-dollar life insurance policy in the name of Montiel for $1,000,000, the Company will relinquish all interest in the said policy.

     8.  Stock Options.  All options held by Montiel shall become immediately
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exercisable for a period of five years pursuant to the terms of the 1995
Agreement. The following is a list of the options:

         GRANT DATE          OPTION PRICE       NO. OF SHARES
         ----------          ------------       -------------
          10/02/93             $ 8.50              133,236
          10/02/93             $ 8.50               11,764
          01/22/96             $ 6.50               15,384
          01/22/96             $ 6.50                5,241
          11/11/97             $10.1875              1,132
          11/11/97             $10.1875             18,868
          11/11/97             $10.1875              9,815
          11/11/97             $10.1875             10,185
          11/11/97             $10.1875              9,815
          11/11/97             $10.1875             10,185
                                                   -------
          Total Options                            225,625

     9.  Expenses.  Montiel is authorized to incur reasonable expenses for
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promoting and conducting the business of the Company, including expenses for entertainment, travel and similar items, provided such expenses are preapproved by the Company's Chief Executive Officer. The Company will reimburse Montiel for all such expenses upon the presentation by Montiel, from time to time, of an itemized account of such expenditures.

     10. Golf Club Membership.  Montiel owns a membership in Rancho Santa Fe
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Farms Golf Club (the "Club") which was purchased for him by the company in
(approximately) 1991. Montiel offers, and the Company accepts, use of his membership at the Club for entertaining the Company's customers, employees and associates for a period of five years from January 1, 1999, provided prior approval has been obtained from Montiel or the management of the Club. The Company agrees to reimburse Montiel for fees and expenses incurred by Company customers, employees and associates. The Company will continue to pay the monthly membership fee until December 31, 1999.

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     11. Proprietary Interests of Company.  Recognizing and acknowledging that
         --------------------------------
nothing in this Agreement prevents Montiel from providing services to other companies which are not in direct competition with the Company, Montiel acknowledges and agrees that all of the terms and conditions of Section 12 of the 1995 Agreement are applicable, and Montiel hereby affirms that he will comply with such terms and conditions.

     12. Goodwill and Reputation of the Company and Montiel.  Montiel shall at
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all times conduct himself in such manner as to preserve and protect the reputation and goodwill of the Company. The Company shall at all times conduct its affairs in such manner as to preserve and protect the goodwill and reputation of Montiel.

     13. Noncompete.  The Company and Montiel acknowledge and agree that,
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effective with the termination of Montiel's employment, all of the terms and conditions of Section 13 of the 1995 Agreement are applicable, and the Company and Montiel hereby affirm their compliance with such terms and conditions; provided, however, (1) upon request by Montiel, the Company shall prepay, up to a maximum of $312,500, in the second year of the noncompete period the then present value of the payment due the second year; and (2) upon request by Montiel at any time from and after the second year of the noncompete period, the Company may consent to prepay, up to a maximum of $312,500 in any year of the noncompete period, the then present value of any future payment due during the third through tenth years at a discounted rate of eight percent (8%), such consent not be unreasonably withheld. Such prepayments shall not relieve Montiel of his obligations under the noncompete provisions of the 1995 Agreement. Notwithstanding the foregoing, at any time after the third anniversary of the date of this Agreement, Montiel may deliver written notice to the Company (the "Election Notice") that Montiel no longer desires to receive payments under the terms of Section 13 of the 1995 Agreement. In such event Montiel shall elect to (1) reimburse the Company for any advance annual installments attributable to the terminated noncompete period or (2) extend the noncompete period through the date for which Montiel received compensation, based upon the compensation agreed upon under Section 13 of the 1995 Agreement.

     14. Notices.  Any notice required or permitted to be given under this
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Agreement shall be sufficient if in writing and delivered in person or sent by registered or certified mail to Montiel's residence in the case of Montiel or to its principal office in the case of the Company.

     15. Waiver.  The waiver of any provision of this Agreement shall not
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operate or be construed as a waiver of any other provision of this Agreement.
No waiver shall be valid unless in writing and executed by the party to be charged therewith.

     16. Severability/Modification.  In the event that any clause or provision
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of this Agreement shall be determined to be invalid, illegal or unenforceable, such clause or provision may be severed or modified to the extent necessary, as, as severed and/or modified, this Agreement shall remain in full force and effect.

     17. Assignment.  The rights and obligations of the Company under this
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Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. Montiel acknowledges that the services to be rendered under this Agreement are

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unique and personal. Accordingly, Montiel may not assign his rights and obligations under this Agreement.

     18.  Entire Agreement.  This instrument contained the entire agreement
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concerning the employment arrangement between the parties and shall, as of the effective date hereof, supersede all other such agreements between the parties. It may not be amended except by an agreement in writing signed by both parties.

     19.  Governing Law and Jurisdiction.  This Agreement shall be interpreted,
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construed, and enforced under the laws of the State of California The courts and authorities of the State of California shall have sole jurisdiction and venue over all controversies which may arise with respect to this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement the date and year indicated below, effective the date indicated above.

                              THE COMPANY:

                              ASHWORTH, INC.

Date:                         By:   /s/ RANDALL L. HERREL, SR.
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                                    Randall L. Herrel, Sr.
                                    President & Chief Executive Officer

                              MONTIEL:

Date:                             /s/ GERALD W. MONTIEL
     ---------------            -----------------------
                                Gerald W. Montiel

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